Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

New york reit liquidating llc

November 7, 2018

Table OF CONTENTS

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LIMITED LIABILITY COMPANY AGREEMENT

OF

New York REIT Liquidating LLC

This LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) of New York REIT Liquidating LLC, a Delaware limited liability company (the “Company”), is made and entered into as of November 7, 2018 (the “Effective Date”), effective as of the Effective Time, to effectuate the conversion (the “Conversion”) of New York REIT, Inc., a Maryland corporation (the “Corporation”), to the Company and to adopt a limited liability company agreement for the governance of the business and affairs of the Company, each pursuant to the provisions of the Act. Capitalized terms used herein without definition have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, the Corporation was incorporated as a Maryland corporation on October 6, 2009, and qualified as a real estate investment trust for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2010;

WHEREAS, on August 22, 2016, the Board of Directors of the Corporation (the “Board of Directors”) approved a Liquidation Plan to sell in an orderly manner all or substantially all of the Corporation’s assets, subject to stockholder approval and, on January 3, 2017, the Liquidation Plan was approved at a special meeting of the stockholders of the Corporation;

WHEREAS, in connection therewith, following the approval by the Board of Directors of the Conversion on July 19, 2018 and the approval of the stockholders of the Corporation of the Conversion on September 7, 2018, the Corporation will be converted at the Effective Time from a Maryland corporation into a Delaware limited liability company pursuant to the Maryland General Corporation Law and the Act, following the filing of a Certificate of Conversion (the “Certificate of Conversion”) and a Certificate of Formation (the “Certificate of Formation”) with the Delaware Secretary of State and the filing of Articles of Conversion (the “Articles of Conversion”) with the State Department of Assessments and Taxation of the State of Maryland; and

WHEREAS, this Agreement sets forth the terms and conditions that will govern the operation and management of the Company.

NOW, THEREFORE, it is hereby agreed as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

For purposes of this Agreement (a) references to “Articles”, “Exhibits”, “Schedules” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time, and (c) the word “including” shall be construed as “including without limitation.”

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or period, adjusted as follows:

(a)         Credit to such Capital Account the amount which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1) and the penultimate sentence of Regulations Section 1.704-2(i)(5); and

(b)         Debit to such Capital Account the items described in subclauses (4), (5) and (6) of Regulations Section 1.704-1(b)(2)(ii)(d).

“Advisory Agreement” means that certain Agreement, dated as of December 19, 2016 by and among the Corporation, New York Recovery Operating Partnership, L.P. and Winthrop REIT Advisors, LLC, as amended by Amendment No. 1 thereto dated as of February 28, 2018, Amendment No. 2 thereto dated as of June 6, 2018 and Amendment No. 3 thereto dated as of August 7, 2018, as such agreement may be further amended and/or amended and restated from time to time.

“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:

(a)         the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property, without reduction for liabilities, agreed to by the Company and the contributing Member; or

(b)         the property of the Company is revalued in accordance with Section 4.2.

As of any date references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Articles of Conversion” is defined in the recitals.

“Board” is defined in Section 7.1.

“Board of Directors” is defined in the recitals.

“Capital Account” is defined in Section 4.1.

“Cause” means (i) any knowing and intentional act by a Manager which is outside the powers and limitations granted and imposed to such Manager herein in connection with his or her responsibilities under this Agreement or (ii) any grossly negligent act, grossly negligent failure to act, fraudulent act or act of willful misconduct, knowingly and intentionally committed in bad faith by such Manager which is injurious to the Company or its assets.

“Certificate of Conversion” is defined in the recitals and shall include any amendments thereto and restatements thereof filed by or on behalf of the Company with the Delaware Secretary of State pursuant to the Act.

“Certificate of Formation” is defined in the recitals and shall include any amendments thereto and restatements thereof filed by or on behalf of the Company with the Delaware Secretary of State pursuant to the Act.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Representative” is defined in Section 9.1.

“Company Assets” shall mean all the property held from time to time by the Company, which initially shall consist of a 50.1% limited liability company interest in WWP Holdings LLC, a Delaware limited liability company, cash and cash equivalents, and in addition, shall thereafter include all dividends, distributions, rents, royalties, income, payments and recoveries of claims, proceeds and other receipts of, from, or attributable to any assets held by the Company, less any of the foregoing utilized by the Company to pay expenses of the Company, satisfy Liabilities or to make distributions to the Members pursuant to the terms and conditions hereof.

“Conversion” is defined in the preamble.

“Corporation” is defined in the preamble.

“Distribution” means cash or property (net of Liabilities assumed or to which the property is subject) distributed by the Company to a Member.

“Effective Date” is defined in the preamble.

“Effective Time” means such effective time as shall be set forth, identically, in each of the Certificate of Formation, the Certificate of Conversion and the Articles of Conversion.

“Fiscal Year” means the taxable year of the Company, as determined by the Code.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Indemnified Persons” is defined in Section 12.1.

“Indemnitor” is defined in Section 12.1.

“Independence Requirements” is defined in Section 7.2.

“Interest” means, with respect to any Member as of any time, the number of Units such Member holds relative to the number of total outstanding Units and such Member’s Capital Account balance relative to the aggregate balances in the Capital Accounts of all Members.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the U.S. Internal Revenue Service.

“Liabilities” shall mean all of the Company’s unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed or otherwise (including, without limitation, any costs and expenses incurred or to be incurred in connection with the liquidation of the Company), including, without limitation, the Advisory Agreement.

“Manager” is defined in Section 7.2.

“Members” shall mean the Persons listed as members in the records of the Company, each of which is the holder of Units, and any other Person that both acquires Units in the Company and is admitted to the Company as a Member.

“Net Profit” and “Net Loss” are defined in Section 5.5.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” is defined in Section 5.10.

“Share” is defined in Section 3.2(a).

“Subsidiary” means all of the entities directly or indirectly owned by the Company, in whole or in part. Reference to “Subsidiary” means any of the Subsidiaries as the context requires.

“Transfer” means a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.

“Units” means, as of any date, membership interests in the Company, which are designated as Units in accordance with this Agreement and having the rights, voting powers, restrictions and rights to distributions, profits and losses and the other privileges and preferences set forth herein.

ARTICLE II

FORMATION AND PURPOSE

Section 2.1.         Formation

The Company was formed as a limited liability company effective as of the Effective Time in accordance with the Act following the filing of the Certificate of Formation with the Delaware Secretary of State on November 7, 2018. The Company constitutes a continuation of the existence the Corporation in the form of a Delaware limited liability company. As provided in Section 18-214(d) of the Act, the existence of the Company is deemed to have commenced on October 6, 2009, the date the Corporation was originally organized under the laws of the State of Maryland. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2.         Name

The name of the Company is “New York REIT Liquidating LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board deems appropriate. The Board shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board considers appropriate.

Section 2.3.         Registered Office/Agent

The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time, in its sole discretion, in the manner provided by applicable laws. The name and address of the registered agent of the Company pursuant to the Act shall initially be Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, Delaware 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board.

Section 2.4.         Term

The term of the Company shall continue until the earlier of (i) the distribution of all of the Company Assets as provided in Section 5.2(b), or (ii) the expiration of a period of four years from the Effective Time; provided that the Board, in its sole discretion, may extend the term of the Company to such later date as it may designate, if it determines that an extension is reasonably necessary to fulfill the purposes of the Company as specified in this Agreement. The term of the Company shall not in any event terminate pursuant to subparagraph (ii) of this Section 2.4 prior to the date on which the Board is permitted to make a final distribution in accordance with Section 5.2(b). In connection with the termination of the Company, the Board shall cause the Certificate of Formation to be canceled as provided in the Act.

Section 2.5.         Purpose

The Company is organized for the sole purpose of winding up the Company’s affairs and the liquidation of the Company Assets with no objective to continue or engage in the conduct of a trade or business, except as necessary for the orderly liquidation of the Company Assets.

Section 2.6.         Specific Powers

Without limiting the generality of Section 2.5 but subject to Section 7.6, the Board shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including the power to (i) further liquidate the Company Assets as the Board deems necessary to carry out the purpose of the Company and facilitate distribution of the Company Assets, (ii) allocate, protect, conserve and manage the Company Assets in accordance with the terms and conditions hereof, (iii) complete the winding up of the Company’s affairs, (iv) act on behalf of the Members, and (v) distribute the Company Assets in accordance with the terms and conditions hereof.

Section 2.7.         Certificate of Conversion and Certificate of Formation

The filing of the Certificate of Conversion and the Certificate of Formation is hereby ratified and confirmed. The Board may from time to time designate certain Persons as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5.

Section 2.8.         Principal Office

The principal executive office of the Company shall be located at such place as the Board shall establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

ARTICLE III

MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

Section 3.1.         Members

The Company shall initially have one class of “members” (as defined in the Act) consisting of the Members. No Member shall be obligated to make any capital contribution to the Company.

Section 3.2.         Member Interests and Units

(a)               The Interests of the Members shall be designated as Units. By virtue of the Conversion, each share of common stock of the Corporation, par value $0.01 per share (each, a “Share”), shall be automatically converted into one Unit of the Company at the Effective Time, and each holder of Shares immediately prior to the Conversion shall be automatically admitted as a Member of the Company at the Effective Time pursuant to Section 18-301(c) of the Act with respect to the Units into which the Shares held by such shareholder converted and shall be bound by this Agreement without any requirement to execute this Agreement in accordance with Section 18-101(7) of the Act. The Units to be issued to each Member as of the Effective Time upon the conversion of the Shares in the Conversion shall be determined in accordance with a certified copy of the Corporation’s Shareholder list as of the Effective Time. The Corporation’s transfer agent will deliver such certified copy of the Corporation’s Shareholder list to the Company. The Board shall be entitled to rely and shall be fully protected in relying upon such certified copy of the Corporation’s Shareholder list. The maximum authorized number of Units that may be issued by the Company shall be 16,791,769, which shall be the total number of Units issued and outstanding immediately following the Conversion. The Board shall not have the authority to issue additional Units.

(b)               The rights of the Members in the Units shall not be represented by any form of certificate or other instrument, and no Member shall be entitled to such a certificate. The Company shall maintain or cause to be maintained a record of the name and address of each Member and such Member’s aggregate Units in the Company.

(c)               If any conflicting claims or demands are made or asserted with respect to the ownership of any Units, or if there is any disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of any Member resulting in adverse claims or demands being made in connection with such Units, then, in any of such events, the Company shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Company may elect to make no payment or distribution with respect to such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Company shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands or to take any other action with respect thereto, nor shall the Company be liable for interest on any funds which they may so withhold. Notwithstanding anything to the contrary set forth in this Section 3.2(c), the Company shall be entitled to refrain and refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, (ii) all differences have been adjusted by valid written agreement between all of such parties, and the Company shall have been furnished with an executed counterpart of such agreement, or (iii) there is furnished to the Company a surety bond or other security satisfactory to the Board, as it shall deem appropriate, to fully indemnify the Company as between all conflicting claims or demands.

Section 3.3.         Voting Rights

Each Unit shall carry the right to one vote per Unit.

Section 3.4.         Purpose of Member Meetings

A meeting of the Members may be called at any time and from time to time pursuant to the provisions of this Agreement for the purposes of taking any action which the terms of this Agreement permit Members to take either acting alone or with the approval of the Board.

Section 3.5.         Meeting Called by Board

The Board may at any time call a meeting of the Members to be held at such time and at such place (if any) as the Board shall determine. Written notice of every meeting of the Members shall be given by the Board (except as provided in Section 3.6), which written notice shall set forth the time and place (if any) of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than 60 nor less than 10 days before such meeting is to be held to all of the Members of record. The notice shall be directed to the Members at their respective addresses as they appear in the records of the Company.

Section 3.6.         Meeting Called on Request of Members

Within 30 days after written request to the Board by Members holding an aggregate of at least a majority of the outstanding Units to call a meeting of all Members, which written request shall specify in reasonable detail the action consistent with this Agreement proposed to be taken at such meeting, the Board shall proceed under the provisions of Section 3.5 to call a meeting of the Members, and if the Board fails to call such meeting within such 30 day period for any reason other than such action is not consistent with this Agreement, then such meeting may be called by such Members, or their designated representatives, requesting such meeting.

Section 3.7.         Persons Entitled to Vote at Meeting of Members

Each Member shall be entitled to vote at a meeting of the Members either in person or by his proxy duly authorized in writing. Each Member shall be entitled to a number of votes equal to the number of Units held by such Member as of the applicable record date.

Section 3.8.         Quorum

At any meeting of Members, the presence of Members, in person or represented by proxy, holding a majority of the Units shall be necessary to constitute a quorum; but if less than a quorum be present, Members having aggregate Units of at least a majority of the total Units held by all Members represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present. Except to the extent a different percentage is specified in this Agreement for a particular matter or is required by law, in which case such different percentage shall govern and control the decision of such matter, the affirmative vote of the Members holding a majority of the outstanding Units shall be required for taking action on any matter voted on by the Members.

Section 3.9.         Adjournment of Meeting

Subject to Section 3.8, any meeting of Members may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

Section 3.10.     Conduct of Meetings

The Board shall appoint the Chairman and the Secretary of the meeting. The vote upon any resolution submitted to any meeting of Members shall be by written ballot. An Inspector of Votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

Section 3.11.     Record of Meeting

A record of the proceedings of each meeting of Members shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Board to be preserved by them. Any record so signed and verified shall be conclusive evidence of all of the matters therein stated.

ARTICLE IV

CAPITAL ACCOUNTS

Section 4.1.         Capital Accounts

A separate account (each a “Capital Account”) shall be established and maintained for each Member which:

(a)               shall be increased by (i) the amount of cash and the fair market value of any other property contributed (or deemed contributed) by such Member to the Company as a capital contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s allocable share of the Net Profit of the Company, and

(b)               shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s allocable share of the Net Loss of the Company.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith.

Section 4.2.         Revaluations of Assets and Capital Account Adjustments

Unless otherwise determined by the Board, as of (i) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company, (ii) the liquidation of a Member’s Interest in the Company for more than a de minimis amount of Company assets, or (iii) the liquidation of the Company, the then prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, without reduction for liabilities, as determined in good faith by the Board, and any increase or decrease in the net equity value of the Company (Asset Values less liabilities) shall be credited or charged to the Capital Accounts of the Members in the same manner as Net Profits and Net Losses are credited or charged under Section 5.5.

Section 4.3.         Additional Capital Account Adjustments

Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.5 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.5. If the Company makes an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company, Capital Accounts shall be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

Section 4.4.         Additional Capital Account Provisions

No Member shall have the right to demand a return of all or any part of such Member’s capital contributions. Any return of the capital contributions of any Member shall be made solely from the Company Assets and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s capital contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

Section 5.1.         Payment of Expenses and Liabilities

The Board shall cause the Company to pay from the Company Assets all expenses, charges, and obligations of the Company and of the Company Assets and all Liabilities and obligations which the Company specifically assumes and agrees to pay pursuant to this Agreement, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the costs, charges, and expenses connected with or growing out of the Company and the Company Assets, and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Company by the Board.

Section 5.2.         Distributions

(a)               Interim Distributions. At such times as may be determined by the Board in its sole discretion, the Board shall cause the Company to distribute to the Members, pro rata and pari passu, in accordance with the respective number of Units held by each Member on the record date for such distribution, such cash or other property comprising a portion of the Company Assets as the Board may in its sole discretion determine may be distributed; provided, however, that the Company shall distribute, or cause to be distributed, at least annually to the Members, pro rata and pari passu, all cash proceeds (net of reasonable reserves established by the Board) from the sale of Company Assets in excess of a reasonable amount (as determined by the Board) to satisfy the Liabilities and expenses described in Section 5.1.

(b)               Final Distribution. If the Board determines that the Liabilities and all other claims, expenses, charges, and obligations of the Company have been paid or discharged, the Company shall, as expeditiously as is consistent with the conservation and protection of the Company Assets, distribute the remaining Company Assets, if any, to the Members, pro rata and pari passu, in accordance with the respective number of Units held by each Member on the record date for such distribution.

Section 5.3.         No Violation

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 or Section 18-804 of the Act or other applicable law.

Section 5.4.         Withholdings; Company-Level Tax on Audit

(a)               All amounts withheld pursuant to the Code or any U.S. federal, state, local or non-U.S. tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company. The Company is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate U.S. federal, state, local or non-U.S. government any amounts required to be so withheld. The Company shall treat any such amounts as actually distributed to the Members in respect of whose Distributions or allocations the tax was withheld and subsequent Distributions to such Members shall be reduced by a corresponding amount.

(b)               If any taxes (including for this purpose associated interest, penalties, and additions thereon) are paid by the Company with respect to an “imputed underpayment” within the meaning of Section 6225 of the Code or any similar or analogous state or local law, and are reasonably determined by the Board to be attributable to one or more Members, each such Member shall be deemed to have received a distribution from the Company in an amount equal to such tax or other amount attributable to such Member and, to the extent such amount was not withheld from such Member’s Distributions due prior to the date of the payment to the taxing authorities, subsequent Distributions due to such Member shall be reduced by a corresponding amount.

Section 5.5.         Net Profit or Net Loss

The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a)               Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for U.S. federal income tax purposes among the Members pursuant to Section 5.11.

(b)               Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.11.

(c)               Any items that are required to be specially allocated pursuant to Section 5.10 shall not be taken into account in determining Net Profit or Net Loss.

Section 5.6.         Allocations of Net Profit and Net Loss

Net Profit or Net Loss of the Company for any relevant period shall be allocated to the Capital Accounts of the Members so as to ensure, to the extent possible, that the Adjusted Capital Accounts of the Members as of the end of such period are equal to the aggregate Distributions that Members would be entitled to receive if all of the assets of the Company were sold for cash equal to their Asset Values, the liabilities of the Company were paid in full (except that non-recourse liabilities shall be paid only to the extent, with respect to each asset subject to a non-recourse liability, the non-recourse liability does not exceed the Asset Value), and the remaining proceeds were distributed as of the end of such period in accordance with Section 5.2. Allocations shall be made taking into account prior Distributions and capital contributions that have been made in such period. The allocations made pursuant to this Section 5.6 are intended to comply with the provisions of Section 704(b) of the Code and the Regulations thereunder and, in particular, to reflect the Members’ economic interests in the Company, and this Section 5.6 shall be interpreted in a manner consistent with such intention. The Board, in consultation with the Company’s tax return preparers, may adjust allocations as it determines necessary or appropriate to best effect the Members’ economic interests in the Company.

Section 5.7.         Partnership Nonrecourse Debt Minimum Gain Chargeback Allocations

Losses attributable to partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Regulations Section 1.704-2(i)(2)), items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Members in the amounts and of such character as determined according to Regulations Section 1.704-2(i)(4). This provision is intended to comply with the minimum gain chargeback requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

Section 5.8.         Minimum Gain Chargeback

Nonrecourse deductions (as determined according to Regulations Section 1.704-2(b)(1)) for any Fiscal Year shall be allocated to each Member ratably among such Members based upon the manner in which Net Profits are allocated among the Members for such Fiscal Year. If there is a net decrease in the minimum gain during any Fiscal Year, each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as determined according to Regulations Section 1.704-2(f). This provision is intended to be a minimum gain chargeback provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

Section 5.9.         Qualified Income Offset

If any Member that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has a negative Adjusted Capital Account balance, then gross income of the Company for such year and each subsequent year (if necessary) shall be allocated to such Member to the extent required to eliminate, as quickly as possible, such negative Adjusted Capital Account balance. This Section 5.9 is intended to comply with the qualified income offset requirement of Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted in a manner consistent therewith.

Section 5.10.     Regulatory Allocations

The allocations set forth in Section 5.7, Section 5.8 and Section 5.9 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of tax items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the Regulatory Allocations not been made. For this purpose, the Board, based on the advice of the Company’s tax counsel and advisors, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any distortions that may result from any required Regulatory Allocations.

Section 5.11.     Tax Allocations

(a)               Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

(b)               Revalued Assets. If the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.2, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

(c)               Elections and Limitations. The allocations required by this Section 5.11 are solely for purposes of U.S. federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account.

(d)               Change in Interests. If there is a change in any Member’s interest in the Company during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Profit and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d) of the Code, the Company Representative may adopt any method or convention permitted under applicable Regulations. If there is a change in the interest of any Member, then for purposes of applying Section 5.6 with respect to the accounting period ending on the date of change, the hypothetical liquidating distributions under Section 5.6 shall be made on the basis of the interests of each Member as applied before giving effect to such change.

ARTICLE VI

STATUS, RIGHTS AND POWERS OF MEMBERS

Section 6.1.         Limited Liability

Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person, solely by reason of being a Member or Indemnified Person, shall be obligated personally for any such debt, expense, obligation or liability of the Company in excess of (a) the amount of such Member’s capital contributions and (b) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. All Persons dealing with the Company shall have recourse solely to the Company Assets for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

Section 6.2.         Return of Distributions of Capital

Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or the Board; and provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made pro rata to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the Distributions made to them pro rata based on each such Member’s share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 6.3.         No Management or Control

Except as expressly provided in this Agreement, no Member (in its capacity as a Member) shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.

Section 6.4.         Specific Limitations

No Member shall have the right or power to: (a) withdraw or reduce such Member’s capital contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement, (b) make voluntary capital contributions or to contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) cause the dissolution or termination of the Company, except as expressly set forth in this Agreement, or (e) upon the Distribution of its capital contribution require that property other than cash be distributed in return for its capital contribution.

ARTICLE VII

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD

Section 7.1.         Board

The business and affairs of the Company shall be managed by a board of managers (the “Board”). The members of the Board shall be the managers of the Company within the meaning of Section 18-402 of the Act.

Section 7.2.         Board Composition; Authority; Officers

(a)               The Board shall consist of at least one, but no greater than five members (each, a “Manager”). The initial members of the Board shall be appointed by the Board of Directors. A majority of the members of the Board shall be independent and shall have no material relationship with the Company (the “Independence Requirements”); provided, however, that if one or more Managers meeting the Independence Requirements resigns or is removed such that less than a majority of the members of the Board then meets the Independence Requirements, the failure of a majority of the members of the Board to meet the Independence Requirements will not affect the validity of any action taken by the Board.

(b)               Each Manager shall serve until such Manager’s death, resignation or removal in accordance with the terms of this Agreement. Any Manager may resign at any time by so notifying the Board in writing. Such resignation shall become effective upon the date specified in such notice, which date shall be at least 30 days after the date of such notice, or upon the appointment of such Manager’s successor, whichever is earlier. Any Manager may be removed at any time, with Cause, by the affirmative vote of a majority of the outstanding Units, or without Cause, by the affirmative vote of no less than 75% of the outstanding Units. Vacancies on the Board shall be filled solely by the affirmative vote of a majority of the remaining members of the Board; provided, however, that if there are no remaining Managers, then, the Members’ may, pursuant to Article III, call a meeting to fill such vacancies by the affirmative vote of Members holding at least a majority of the outstanding Units. Pending the fulfillment of any such vacancy, the remaining Managers then serving may take any action in the manner set forth in this Article VII.

(c)               Subject to Section 7.6, the Board shall have full power and authority to make all decisions and take all actions for the Company, and to appoint such officers, representatives, or agents for the Company, and to grant to any such officer, representative or agent the power and authority to take such action and execute such documents on behalf of the Company as may be determined by the Board. The Board may delegate in writing any or all other rights, powers and obligations to one or more Persons. The initial officers of the Company shall be those Persons set forth on Schedule A hereto, each elected to the position or positions set forth opposite his name and to serve until the earlier of his death, disability, resignation or removal by the Board. Any vacancy occurring in the office of any officer may be filled by the Board. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents appointed by the Board, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by the Act or other applicable law, but subject to any specific provisions hereof granting rights to Members, the Board shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the Act or other applicable law, and the Members (in their capacity as Members) shall have no power whatsoever with respect to the management of the business and affairs of the Company.

Section 7.3.         Voting

(a)               The Board shall act as a board and, subject to Section 7.3(b), by the affirmative vote of a majority of the Managers. No individual Manager, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board in accordance with this Agreement. At any meeting of the Board, each Manager shall be entitled to cast one (1) vote with respect to each matter brought before the Board for approval. No action may be taken at a meeting of the Board unless at least a majority of the Managers are present.

(b)               Notwithstanding anything to the contrary herein, the unanimous consent of the Board shall be required for (i) subject to Section 7.6(b), any amendment, modification or waiver of the Advisory Agreement, or (ii) any transaction with an Affiliate or related party of any member of the Board or an Affiliate of the Advisor.

(c)               Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the Managers holding such number of votes as is necessary to approve such action at a meeting of the Board (assuming all Managers are present at such meeting) pursuant to the terms of this Agreement shall consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings of the Board.

Section 7.4.         Reliance by Third Parties

Any Person or entity dealing with the Company may rely upon a certificate signed by a member of the Board as to: (a) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (b) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (c) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

Section 7.5.         Sale of Company Assets

Subject to the terms and conditions of this Agreement, the Board shall, at such times as the Board deems appropriate, cause the Company to collect, liquidate, reduce to cash, transfer, assign, or otherwise dispose of all or any part of the Company Assets as the Board deems appropriate at public auction or at private sale for cash, securities or other property, or upon credit (either secured or unsecured as the Board shall determine). Subject to the terms and conditions of this Agreement, the Board shall make appropriate efforts to resolve any contingent or unliquidated claims and outstanding contingent Liabilities for which the Company may be responsible, dispose of the Company Assets, make timely distributions and not unduly prolong the duration of the Company.

Section 7.6.         Limitations on Board

(a)               The Company shall be restricted to the holding, collection and sale of the Company Assets and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Company Assets and the administration thereof in accordance with the provisions of this Agreement. The Company shall not invest any of the cash held as Company Assets, except that the Company may invest in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which mature not later than one year from the date of acquisition thereof, (ii) money market deposit accounts, checking accounts, savings accounts, or certificates of deposit, or other time deposit accounts which mature not later than one year from the date of acquisition thereof which are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof, or (iii) other temporary investments not inconsistent with the Company’s status as a partnership for tax purposes.

(b)               Notwithstanding anything herein to the contrary, the Board shall not have the right to cause the Company to take any of the following actions without the consent of Members holding a majority of the outstanding Units (or, if a greater percentage of the outstanding Units is otherwise specified herein, such greater percentage of the outstanding Units):

(i)	any amendment to this Agreement that decreases the obligations of the Board, increases the obligations of the Members or decreases the rights of the Members;

(ii)	any action not permitted under this Agreement;

(iii)	any increase in the amount of compensation payable to the Managers (other than a Manager that satisfies the Independence Requirements) or any Affiliate of any Manager;

(iv)	any modification to any provision of the Advisory Agreement relating to the payment of any fees to the Advisor or the timing of any such payment, other than those which would provide for a decrease in such amount or a delay in such payment;

(v)	any merger of the Company;

(vi)	any removal of a Manager as set forth in Section 7.2(b); or

(vii)	the dissolution of the Company as set forth in Section 11.2.

Section 7.7.         Specific Powers of Board

Subject to the provisions of this Agreement, the Board shall have the following specific powers in addition to any powers conferred upon it by any other Section or provision of this Agreement or any laws of the State of Delaware; provided that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Board to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Board may deem necessary or appropriate to conserve and protect the Company Assets or to confer on the Members the benefits intended to be conferred upon them by this Agreement:

(a)               to determine the nature and amount of the consideration to be received with respect to the sale or other disposition of, or the grant of interest in, the Company Assets;

(b)               to collect, liquidate or otherwise convert into cash, or such other property as it deems appropriate, all property, assets and rights in the Company Assets, and to pay, discharge, and satisfy all other claims, expenses, charges, Liabilities and obligations existing with respect to the Company Assets, the Company or the Board;

(c)               to elect, appoint, engage or retain any Persons as agents, representatives or independent contractors (including without limitation real estate advisors, investment advisors, accountants, transfer agents, attorneys-at-law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay reasonable compensation from the Company Assets for services in as many capacities as such Person may be so elected, appointed, engaged or retained (provided that any such agreements or arrangements with a person or entity affiliated with the Board shall be on terms no less favorable to the Company than those available to the Company in similar agreements or arrangements with unaffiliated third parties, and such agreements or arrangements shall be terminable, without penalty, on 60 days prior written notice by the Company), to prescribe the titles, powers and duties, terms of service and other terms and conditions of the election, appointment, engagement or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Board to agents, representatives, independent contractors or other Persons;

(d)               to retain and set aside such funds out of the Company Assets as the Board shall deem necessary or expedient to pay, or provide for the payment of (i) unpaid claims, expenses, charges, Liabilities and obligations of the Company or any subsidiary of the Company; and (ii) the expenses of administering the Company Assets;

(e)               to do and perform any and all acts necessary or appropriate for the conservation and protection of the Company Assets, including acts or things necessary or appropriate to maintain the Company Assets held by the Board pending sale or disposition thereof or distribution thereof to the Members;

(f)                to institute or defend actions or judgments for declaratory relief or other actions or judgments and to take such other action, in the name of the Company or as otherwise required, as the Board may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Company Assets;

(g)               to determine conclusively from time to time the value of and to revalue the securities and other property of the Company, in accordance with independent appraisals or other information as it deems necessary or appropriate;

(h)               to cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Company Assets, and to execute new instruments, contracts, agreements, obligations or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of the Company;

(i)                 to cause any investments of any part of the Company Assets to be registered and held in their name or in the name or names of a nominee or nominees without increase or decrease of liability with respect thereto;

(j)                 to terminate and dissolve any entities owned by the Company;

(k)               to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Company Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Members in accordance with the express provisions of this Agreement.

Section 7.8.         Appointment of Agents, etc

(a)               The Board shall be responsible for the general policies of the Company and for the general supervision of the activities of the Company conducted by all agents or advisors of the Company. The Board shall have the power to appoint or contract with any Person or Persons as the Board may deem necessary or proper for the transaction of all or any portion of the activities of the Company.

(b)               The Board shall have the power to determine the terms and compensation of any Person with whom it may contract pursuant to Section 7.8(a), subject to the provisions of Sections 7.6 and 12.4; provided, further, however that any compensation payable to an Affiliate of a Manager shall require the consent of the non-Affiliated Managers.

(c)               The members of the Board may have other business interests and may engage in other activities similar or in addition to those relating to the Company, including the rendering of advice or services of any kind to investors or any other Persons and the management of other investments, subject to the Board’s obligations under this Agreement and applicable law.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1.         Books and Records

The Company shall maintain in respect of the Company and the Members books and records relating to the Company Assets, income and liabilities of the Company in such detail and for such period of time as may be necessary to enable to comply with applicable law. Such books and records shall be maintained on a basis or bases of accounting necessary to facilitate compliance with reporting obligations of the Company under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and the tax reporting requirements of the Company. Nothing in this Agreement requires the Board to seek approval of any court with respect to the administration of the Company or as a condition for managing any payment or distribution out of the Company Assets. Each Member shall have the right upon 30 days’ prior written notice delivered to the Board to inspect during normal business hours such books and records (including financial statements), the Company’s record of the Members and such other information regarding the affairs of the Company as is just and reasonable for any purpose reasonably related to such Member’s Interest; provided that, (a) if so requested, such Member shall have entered into a confidentiality agreement satisfactory in form and substance to the Board and (b) the Board shall have the right to keep confidential from such Member, for such period of time as the Board deems reasonable, any information which the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

Section 8.2.         Fiscal Year

Unless changed by the Board or otherwise required by the Code, the Fiscal Year of the Company shall be the taxable year.

Section 8.3.         Federal Income Tax Information

As soon as practicable after the close of each tax year, the Company shall mail to each Person who was a Member during such year, a statement showing, on a per Unit basis, the information necessary to enable each such Person to determine its taxable income (if any) from the Company as determined for U.S. federal income tax purposes. As soon as reasonably practicable after the end of each Fiscal Year of the Company, the Company shall provide to each Person that was a Member at any time during such Fiscal Year a report on IRS Schedule K-1 or other applicable form indicating such Person’s share of the income or losses of the Company for U.S. federal income tax purposes for such Fiscal Year. In addition, after receipt of a request in good faith, the Company shall furnish to any such Person, at the expense of such Person and at no cost to the Company, such other information with respect to the Company as may be necessary for the preparation of such Person’s U.S. federal, state and local income tax returns for the applicable tax year.

ARTICLE IX

TAX MATTERS

Section 9.1.         Company Representative

A Manager (as designated by the Board) shall be the “partnership representative” within the meaning of Code Section 6223(a), and any analogous provision of state or local income tax law, and in each such capacity is referred to as the “Company Representative”. Each Member hereby consents to such designation and agrees that, upon the request of the Company Representative, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Company Representative may resign at the times and in the manner set forth in the applicable Regulations or other administrative guidance. If the Company Representative ceases to be the Company Representative for any reason, the Board shall appoint a new Company Representative.

Section 9.2.         Indemnity of Company Representative

The Company shall indemnify and reimburse the Company Representative for all expenses (including legal, accounting and agents fees that are determined by the Company Representative, in its sole discretion, as being necessary to, or useful in, the performance of its duties in that capacity) incurred as the Company Representative pursuant to this Article IX in connection with any administrative or judicial proceeding.

Section 9.3.         Tax Examinations and Audits

The Company Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any applicable taxing authority, including resulting administrative and judicial proceedings, and the expend Company funds for professional services and costs associated therewith.

Section 9.4.         Tax Returns

(a)               Unless otherwise agreed by the Board, all tax returns of the Company shall be prepared in accordance with all applicable law by an independent nationally recognized accounting firm selected by the Board.

(b)               Each Member agrees that such Member (whether while such Person is a Member or after such Person becomes a former Member) shall not (i) treat, on its income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on IRS Schedule K-1 or any other information statement furnished by the Company to such Person for use in preparing such Person’s income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. Each Member will be bound by the tax allocations made pursuant to this Agreement and will utilize the allocations in reporting its share of the Company’s income and loss for tax purposes. This Section 9.4 shall survive any termination of this Agreement and any resignation, withdrawal or removal of a Member.

Section 9.5.         Tax Elections

The Company Representative shall have the authority to make all Company elections permitted under the Code and the Regulations thereunder, including, without limitation, elections of methods of depreciation, elections with respect to Sections 754 or 704(c) of the Code, and any elections under Sections 6225 or 6226 of the Code in respect of certain matters related to any audit adjustments of the Company. The Company intends to be treated as a partnership for U.S. federal income tax purposes (and applicable state and local tax purposes), and no election shall be made to the contrary and each Member shall treat the Company as a partnership for U.S. federal income tax purposes (and applicable state and local tax purposes).

Section 9.6.         Certain Transactions

Neither the Board or any Member shall knowingly cause the Company to engage directly or indirectly in a transaction that is a “listed transaction” as defined in Regulations Section 1.6011-4(b)(2) or a “prohibited reportable transaction” as defined by Section 4965(e) of the Code. If any Member becomes aware that the Company has engaged directly or indirectly in a transaction that is a listed transaction or a “prohibited reportable transaction” as defined by Section 4965(e) of the Code, it shall promptly notify the other Members.

ARTICLE X

TRANSFER OF INTERESTS

Section 10.1.     Restricted Transfer

The Units may not be directly or indirectly sold, assigned, pledged, encumbered, abandoned, disposed of or otherwise transferred other than (i) by will, intestate succession or operation of law, or (ii) with respect to Units held by nominee(s) or broker(s), by such nominee(s) or broker(s) to the beneficial owner(s) thereof. In the event of any Transfer of Units in accordance with the immediately preceding sentence, the transferor and transferee shall promptly notify the Company thereof. Except as may be otherwise required by law, the Interests of the Members hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such Interests be subject to the contracts, debts, obligations, engagements or liabilities of any Member, but the Interest of a Member shall be paid by the Board to the Member free and clear of all assignments, attachments, anticipations, levies, executions, decrees and sequestrations and shall become the property of the Member only when actually received by such Member.

Section 10.2.     Withdrawal of Member

If a Member Transfers all or any portion of its Interest in compliance with Section 10.1, upon receipt by the Board of a joinder to this Agreement duly executed by the transferee, such transferee shall be admitted to the Company as a Member effective on the effective date of such Transfer with respect to the Interest transferred to such transferee and, in the event a Member transfers all of its Interest, immediately following the admission of the transferee, the transferor shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions from and after the date of such withdrawal.

Section 10.3.     Non-complying Transfers Void

Any Transfer in contravention of this Article X shall be void and of no effect, and shall neither bind nor be recognized by the Company.

ARTICLE XI

DISSOLUTION OF COMPANY

Section 11.1.     Termination of Membership

No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article X, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.

Section 11.2.     Events of Dissolution

The Company shall be dissolved only upon the happening of any of the following events: (a) the determination of the Board to dissolve the Company with the consent of Members holding a majority of the outstanding Units or (b) the final distribution of all of the Company Assets as provided in Section 5.2(b).

Section 11.3.     Liquidation

Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. After paying all liabilities of the Company and setting aside a reserve for contingent liabilities determined in their reasonable discretion, the Board shall cause all Company Assets to be distributed to the Members in accordance with Section 5.2(b).

Section 11.4.     No Further Claim

Upon dissolution, each Member shall have recourse solely to the Company Assets for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate capital contributions of each Member, such Member shall have no recourse against the Company, the Board or any other Member.

Section 11.5.     Other Obligations of Board upon Termination

Upon dissolution of the Company, the Board shall provide for the retention of the books, records, lists of holders of Units, certificates for Shares and files which shall have been delivered to or created by the Board. At the Board’s discretion, all of such records and documents may be destroyed at any time after seven years from the distribution of all the Company Assets. Except as otherwise specifically provided herein, upon the distribution of all the Company Assets the Board shall have no further duties or obligations hereunder.

ARTICLE XII

INDEMNIFICATION

Section 12.1.     General

(a)               Subject to Section 12.1(b), to the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each member of the Board, the Company Representative, each such Person’s officers, directors, managers, partners, members, shareholders, employees and agents, and the officers of the Company (all indemnified persons being referred to as “Indemnified Persons”), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 12.1 shall be available only if the action or inaction did not constitute fraud or intentional misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 12.1 shall be recoverable only from the Company Assets and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article XII.

(b)               Notwithstanding the foregoing, in respect of any threatened, pending or completed action or proceeding by or in the right of the Company or any Member to procure a judgment in his, her or its favor, no indemnification shall be made (x) in respect of any claim, issue or matter as to which an Indemnified Person shall have been finally adjudicated to be liable to the Company or any Member in the performance of such Indemnified Person’s duty to the Company and its Members, unless and only to the extent that the court in which such action or proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the Indemnified Person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (y) of amounts paid in settling or otherwise disposing of a pending action without court approval or (z) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

(c)               The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs. The Company shall be the indemnitor of first resort for any Indemnified Person who is entitled to indemnification and advancement pursuant to this Section 12.1 (i.e., the Company’s obligations to indemnify an Indemnified Person shall be primary and any obligation of a current or former third party employer, partnership of which such Indemnified Person is or was a partner, limited liability company of which such Indemnified Person is or was a member or affiliate of such Indemnified Person (any such person, an “Indemnitor”), to advance expenses or provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary) and it shall be required to advance the full amount of expenses incurred by such Indemnified Person and shall be liable for the full amount of expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required hereby (or any other agreement between the Company and such Indemnified Person), without regard to any rights such Indemnified Person have against any Indemnitor. The Company shall have no right to seek contribution or other reimbursement from any Indemnitor for any payments by the Company.

Section 12.2.     Exculpation

No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement unless the conduct of the Indemnified Person constitutes fraud or intentional misconduct by such Indemnified Person, in each case, as determined by the final order of a court of competent jurisdiction from which no appeal can be taken.

Section 12.3.     Persons Entitled to Indemnity

Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article XII as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

Section 12.4.     Standard of Care

Except to the extent expressly otherwise provided in this Agreement, the Managers shall have the same duties, including a duty of loyalty and a duty of care, to the Company and its Members as does a director of a corporation incorporated under the Delaware General Corporation Law, assuming such director was protected to the maximum extent possible by the inclusion in the certificate of incorporation of such corporation of a provision contemplated by Section 102(b)(7) of the Delaware General Corporation Law.  Except to the extent provided in the immediately preceding sentence, the Members and the Company hereby waive any and all duties that may be owed to the Company and the Members under applicable law by any Manager. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Board otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Board.

Section 12.5.     Corporate Opportunities

Each Manager and any Affiliate thereof may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Managers. No Manager who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Manager shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such Manager pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper. Any Manager may engage or be interested in any financial or other transaction with the Members or any Affiliate of the Company or the Members, or may act as depositary for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Company or the Members or their Affiliates.

ARTICLE XIII

AMENDMENTS TO AGREEMENT

Section 13.1.     Amendments; Waivers

This Agreement may be amended by the majority vote of the Board; provided that the consent of Members holding a majority of the outstanding Units shall be required to the extent provided in Section 7.6(b). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

Section 13.2.     Corresponding Amendment of Certificate

The Board shall cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act.

ARTICLE XIV

GENERAL

Section 14.1.     Successors and Assigns

Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 14.2.     Notices

All communications provided for herein shall be made in writing and transmitted by electronic transmission (e-mail or facsimile) or mail, first class postage prepaid, (which may be evidenced by receipt of confirmation of delivery of electronic transmission, by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), (a) to the Members at the addresses set forth in the records of the Company or (b) to the Company or to the Board to it at the address set forth below. Any address may be changed by notice given to other parties, as aforesaid, by the party whose address for notice is to be changed.

New York REIT Liquidating LLC

7 Bulfinch Place, Suite 500

Boston, MA 02114

Attention:	John A. Garilli
Facsimile:	(617) 742-4641
E-mail:	jgarilli@nyrt.com

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:	Steven L. Lichtenfeld, Esq.
Facsimile:	(212) 969-2900
E-mail:	slichtenfeld@proskauer.com

Section 14.3.     Further Assurances

In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 14.4.     Injunctive Relief

The parties agree that damages cannot reasonably compensate the parties in the event of a violation of the covenants and restrictions in this Agreement and that it may be difficult to ascertain the damages which would be suffered by the parties in such cases. By reason thereof, the parties hereby agree injunctive relief is essential for the protection of the parties. The parties hereby agree and consent that, in the event of any such actual or threatened breach or violation, any party may obtain injunctive relief in order to prevent the potential or continuing violation of the terms of this Agreement from any court of competent jurisdiction located in the State of Delaware. Any such injunction shall be available without the posting of a bond. The award of permanent or temporary injunctive relief shall in no way limit any other remedies to which a party may be entitled as a result of any such breach.

Section 14.5.     Governing Law; Jurisdiction

(a)               This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Delaware.

(b)               The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the federal courts of the United States of America sitting the State of Delaware or the courts of the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by law, service of process on each party may be made by any method for giving such party notice as provided in Section 14.2, and shall be deemed effective service of process on such party.

Section 14.6.     Severability

If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 14.7.     Table of Contents, Headings; Interpretation

The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or person referred to may require. The captions of sections of this Agreement have been inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

Section 14.8.     No Third Party Rights

The provisions of this Agreement are for the benefit of the Company, the Board and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

Section 14.9.     Entire Agreement

The parties hereto agree that all understandings and agreements heretofore made between them are merged in this Agreement, which alone fully and completely expresses their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties hereto, other than as set forth in this Agreement. All prior agreements among the parties are superseded by this agreement, which integrates all promises, agreements, conditions, and understandings among the parties with respect to the Company and its property. No termination, revocation, waiver, modification or amendment of this Agreement shall be binding unless agreed to in writing and executed by the Board and, if required by Section 7.6(b), the Members holding a majority of the Units.

Section 14.10. Counterparts; Effective Date

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. This Agreement is dated as of the Effective Date and shall be effective among the parties as of the Effective Time.

Section 14.11. Binding Effect

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs, executors, administrators, and legal representatives.

Section 14.12. Expenses

Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

[Signature Pages Follow]

This Agreement has been executed as of the Effective Date by the Corporation to be effective with respect to the Company as of the Effective Time.

New York REIT, Inc.

By:	/s/ John Garilli
Name: John Garilli
Title: Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Secretary

[Signature Page to Limited Liability Company Agreement]

Schedule A

None.